Exhibit 2.2

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made as of this 10th day of July, 2013 (this “Amendment”), by and among BlueFlash Communications, Inc., a Florida corporation (“BlueFlash”), and Neurotrope, Inc., its wholly-owned Nevada subsidiary (“Neurotrope”). BlueFlash and Neurotrope shall sometimes be referred to herein collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated June 20, 2013 (the “Plan of Merger”), the principal result of which shall be BlueFlash’s reincorporation in the State of Nevada; and

WHEREAS, the Parties desire to amend the Plan of Merger on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

Defined Terms. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to them in the Plan of Merger.

2.

Amendment of the Plan of Merger. The Parties hereby agree that Section 1.4(a)(i) of the Plan of Merger shall be deleted and replaced in its entirety by the following:

“(i)

each share of BlueFlash Common Stock issued and outstanding immediately before the Effective Time will, automatically and without further act of BlueFlash, Neurotrope, or any holder thereof, be extinguished and converted into 2.242 issued and outstanding and fully paid and non-assessable shares of Neurotrope Common Stock subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time;”

3.

No Other Changes. Except as otherwise expressly provided in this Amendment, the provisions of the Plan of Merger shall remain in full force and effect.

4.

Other Actions Necessary. At the reasonable request of one of the Parties hereto, the other Parties shall execute any other documents or take any other reasonable actions necessary to effectuate this Amendment.

5.

Binding Effect. This Amendment shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

6.

Amendments, Changes and Modifications. This Amendment may not be amended, changed, modified, altered or terminated without the prior written consent of all of the Parties hereto.

7.

Approval. This Amendment will be submitted for approval by the holders of BlueFlash Common Stock at an annual or special meeting of stockholders, or BlueFlash will acquire the necessary shareholder consents pursuant to applicable law.  The execution of this Amendment constitutes the approval hereof, and of the transactions contemplated hereby, by written consent of BlueFlash in its capacity as sole stockholder of Neurotrope.

8.

Execution of Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Signed counterparts of this Amendment may be delivered by facsimile and by scanned .pdf image.

[The Remainder of this Page is Left Blank Intentionally. Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Plan of Merger as of the day and year first above written.

BLUEFLASH COMMUNICATIONS, INC.,

a Florida corporation

By: /s/ Ronald A. Warren

Name: Ronald A. Warren

Title:  President

NEUROTROPE, INC.,

a Nevada corporation

By: /s/ Ronald A. Warren

Name:  Ronald A. Warren

Title:  President

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

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